Exhibit 5.1

GARY W. DERRICK	DERRICK & BRIGGS, LLP A PROFESSIONAL PARTNERSHIP ATTORNEYS AND COUNSELORS AT LAW CHASE TOWER. 28TH FLOOR 100 NORTH BROADWAY AVENUE OKLAHOMA CITY, OKLAHOMA 73102-8831	M. COURTNEY BRIGGS
August 3, 2017
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
We serve as Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation (“Issuer”), and the direct or indirect wholly-owned subsidiaries of the Issuer domiciled in Oklahoma, which are listed on the attached Exhibit A (the “Covered Guarantors” and together with the Issuer, each a “Company”, and collectively, the “Companies”) in connection with the registration statement on Form S-3 (the “Registration Statement”), dated as of this date and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale under Rule 415 under the Securities Act, of an indeterminate number or amount of:
(i)Shares of the Issuer’s common stock, par value $0.01 per share (the “Common Stock”),
(ii)Shares of the Issuer’s preferred stock, par value $0.01 per share, in one or more classes or series (the “Preferred Stock”),
(iii)Debt securities of the Issuer, which may be either senior or subordinated and may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”),
(iv)Guarantees of the Issuer’s Debt Securities (the “Guarantees”) by the direct or indirect wholly-owned subsidiaries of the Issuer named as additional registrants in the Registration Statement (the “Guarantors”),
(v)Warrants of the Issuer to purchase one or more classes or series of the securities registered under the Registration Statement (the “Warrants”),
(vi)Depositary shares of the Company representing Preferred Stock (the “Depository Shares”),
(vii)Share purchase contracts to purchase from the Issuer or sell to the Issuer shares of its Common Stock or Preferred Stock or other securities (the “Share Purchase Contracts”), and

TELEPHONE 405.235 .1900 FACSIMILE 405 .235.1995 EMAIL derrick or briggs @DerrickAndBriggs.com www.DerrickAndBriggs.com

Chesapeake Energy Corporation
August 3, 2017

(viii)Units consisting of one or more shares of Common Stock, shares of Preferred Stock, Debt Securities, Guarantees, Warrants, Depositary Shares, Share Purchase Contracts, or any combination of such securities (“Units”) (items (i) through (viii) above are collectively referred to as the “Securities”).
We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
The Securities will be offered in amounts, at prices, and on terms to be determined at the time of sale and to be set forth in one or more supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement (the “Prospectus”). Capitalized terms not otherwise defined in this Opinion Letter have the meanings ascribed in the Registration Statement.
In preparing this Opinion Letter, we have examined (i) the certificate of incorporation, bylaws, articles of organization, operating agreement, certificate of limited partnership, partnership agreement or similar organic document (the “Organizational Documents”) of each Company, (ii) the Registration Statement and its exhibits, (iii) the Senior Indenture, and (iv) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and of officers and representatives of each of the Companies as we have deemed appropriate as a basis for our opinions.
We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; (vii) that the Registration Statement and the Organizational Documents of the Companies, each as amended to this date, will not have been amended after this date in a manner that would affect the validity of our opinions; (viii) when any shares of Common Stock or Preferred Stock are sold, that the Issuer shall have such number of shares of Common Stock or Preferred Stock authorized and created and available for issuance; (ix) that any securities issuable upon conversion, exchange, redemption or exercise of any of the Securities being offered (a “Convertible Security”) will be duly authorized, created, and if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and (x) that any definitive purchase, underwriting or similar agreement (a “Definitive Purchase Agreement”) will constitute the valid and legally binding obligation of each Company that is a party to the Definitive Purchase Agreement, enforceable against such Company in accordance with its terms. We have relied upon a certificate and other assurances of officers of the Companies as to factual matters without having independently verified such factual matters.

Chesapeake Energy Corporation
August 3, 2017

We have further assumed that:
(i)The Issuer will receive the consideration for the Securities authorized by the board of directors of the Issuer (the “Board”), which consideration for the Common Stock and Preferred Stock will comply with Section 1034 of the Oklahoma General Corporation Act;
(ii)Any certificates for the Common Stock or Preferred Stock will be in a form approved by the Board and otherwise compliant with law, and will have been duly executed, countersigned, registered and delivered;
(iii)The Registration Statement, and any amendments (including post-effective amendments), will have become effective and will comply with applicable law;
(iv)A Prospectus Supplement will comply with applicable law and will have been prepared and filed with the Commission describing any Securities offered at such time;
(v)The Securities will be issued and sold in compliance with Federal and state securities laws and in the manner stated in the Registration Statement and any appropriate Prospectus Supplement; and
(vi)All corporate or other action required to be taken by the Issuer to duly authorize each proposed issuance of the Securities and any related documentation, including the execution (in the case of certificated Securities), delivery and performance of the Securities, and the applicable Definitive Purchase Agreement and other related documentation shall have been duly completed and shall remain in full force and effect.
Our opinions are limited to matters governed by the laws of the State of Oklahoma, and we express no opinion as to the laws of any other jurisdiction or as to the effect of or compliance with any state securities or blue sky laws. We note that the Issuer and the Covered Guarantors are formed under the laws of the State of Oklahoma. Certain Guarantors are formed under the laws of other jurisdictions, and our opinions do not cover these Guarantors.
Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this Opinion Letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:
1.The Issuer (a) is validly existing as a corporation under the laws of the State of Oklahoma, (b) is in good standing under such laws, (c) has the corporate power and authority under such laws to issue the Debt Securities and to execute and deliver, and incur and perform all of its obligations under, the Senior Indenture, and (d) has the corporate power and authority under such laws to issue the Warrants, Depositary Shares, Share Purchase Contracts and Units and to execute and deliver,

Chesapeake Energy Corporation
August 3, 2017

and incur and perform generally its obligations under, warrant agreements, deposit agreements and unit agreements.
2.Each Covered Guarantor (a) is validly existing as a corporation, limited liability company or limited partnership, as indicated in Exhibit A, under the laws of the State of Oklahoma, (b) is in good standing under such laws, and (c) has the corporate, limited liability company or limited partnership power and authority under such laws to issue a Guarantee under the guarantee provisions of the Senior Indenture.
3.The Board and the governing body of each Covered Guarantor has taken all necessary corporate, limited liability company or limited partnership action under Oklahoma law to authorize and approve the execution and filing of the Registration Statement.
4.The Common Stock to be offered and issued under the Registration Statement will be validly issued, fully paid and nonassessable, upon (a) the taking by the Board of all necessary corporate action to authorize and approve the issuance of the Common Stock, the terms of the offering, and related matters, (b) the establishment of the terms of the issuance and sale of the Common Stock so as to not violate any applicable law, the Issuer’s Organizational Documents, or result in a default under or a breach of any agreement or instrument binding upon the Issuer and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Issuer, and (c) the issuance and delivery of the Common Stock on behalf of the Issuer against proper payment (i) in accordance with a Definitive Purchase Agreement approved by the Board or (ii) upon exercise, conversion or exchange of Convertible Securities as approved by the Board.
5.The Preferred Stock to be offered and issued under the Registration Statement will be validly issued, fully paid and nonassessable, upon (a) the taking by the Board of all necessary corporate action to authorize and approve the issuance of the Preferred Stock, the terms of the offering, and related matters, (b) the establishment of the terms of the issuance and sale of the Preferred Stock so as to not violate any applicable law, the Issuer’s Organizational Documents, or result in a default under or a breach of any agreement or instrument binding upon the Issuer and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Issuer, (c) the filing of a certificate of designation for such series of Preferred Stock with the Office of the Secretary of State of the State of Oklahoma in conformity with the Issuer’s Organizational Documents and with applicable law, and (d) the issuance and delivery of the Preferred Stock on behalf of the Issuer against proper payment (i) in accordance with a Definitive Purchase Agreement approved by the Board or (ii) upon exercise, conversion or exchange of Convertible Securities as approved by the Board.

Chesapeake Energy Corporation
August 3, 2017

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Very truly yours,

/s/ Derrick & Briggs, LLP

Exhibit A
List of Covered Guarantors

Name	Entity Type
Chesapeake AEZ Exploration, L.L.C.	limited liability company
Chesapeake Appalachia, L.L.C.	limited liability company
Chesapeake E&P Holding, L.L.C.	limited liability company
Chesapeake Energy Louisiana Corporation	corporation
Chesapeake Energy Marketing, L.L.C.	limited liability company
Chesapeake Exploration, L.L.C.	limited liability company
Chesapeake Land Development Company, L.L.C.	limited liability company
Chesapeake Louisiana, L.P.	limited partnership
Chesapeake Midstream Development, L.L.C.	limited liability company
Chesapeake NG Ventures Corporation	corporation
Chesapeake Operating, L.L.C.	limited liability company
Chesapeake Plains, LLC	limited liability company
Chesapeake Royalty, L.L.C.	limited liability company
Chesapeake VRT, L.L.C.	limited liability company
Chesapeake-Clements Acquisition, L.L.C.	limited liability company
Compass Manufacturing, L.L.C.	limited liability company
EMLP, L.L.C.	limited liability company
Empress, L.L.C.	limited liability company
GSF, L.L.C.	limited liability company
MC Louisiana Minerals, L.L.C.	limited liability company
MC Mineral Company, L.L.C.	limited liability company
MidCon Compression, L.L.C.	limited liability company
Nomac Services, L.L.C.	limited liability company
Winter Moon Energy Corporation	corporation